Exhibit 16.1

March 21, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K expected to be filed on or about March 21, 2012 of Stater Bros. Holdings Inc. and are in agreement with the statements contained in the first sentence of paragraph one and in paragraphs two, three, and four on page one therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP